#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISTRIBUTION

IN THE UNITED STATES

NEWS RELEASE

NR-10-03

January 26, 2010

DORATO RESOURCES INC. CLOSES BOUGHT DEAL PRIVATE PLACEMENT OF 9,971,850 UNITS FOR GROSS PROCEEDS OF $10,470,443

Vancouver, British Columbia – Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt: D05) is pleased to announce that it has closed its previously announced bought deal private placement financing through the issuance of 9,971,850 units (the "Units") at a price of $1.05 per Unit for total gross proceeds to the Company of $10,470,443 (the "Offering"). Each Unit is comprised of one common share of the Company and one-half of one common share purchase warrant, each whole warrant entitling the holder to purchase one common share of Dorato at a price of $1.65 per share until July 26, 2011.

The Offering was completed by a syndicate of underwriters led by Macquarie Capital Markets Canada Ltd. (the "Lead Underwriter") and including Canaccord Financial Ltd. (together with the Lead Underwriter, the "Underwriters"). In connection with the Offering, the Underwriters received a cash commission equal to 4.5% of the total gross proceeds raised in the Offering and an aggregate of 947,325 compensation options, each of which is exercisable to purchase one Unit of the Company at the offering price of $1.05 per Unit until July 26, 2011.

Proceeds from the Offering will be used for exploration of the Cordillera del Condor Gold District in northern Peru and for general working capital and corporate purposes.

The securities issued pursuant to the Offering are subject to a hold period that will expire on May 27, 2010. The Offering has received conditional TSX Venture Exchange (“TSXV”) acceptance but remains subject to final TSXV approval.

As previously announced, the Company is conducting a concurrent non-brokered private placement of up to 4,761,904 additional units for aggregate gross proceeds of up to $5,000,000 on the same terms as the Units to be issued pursuant to the Offering.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any State Securities Laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in the United States.

About Dorato Resources Inc.

Dorato Resources Inc. is mineral exploration company focused on the highly prospective Cordillera del Condor Gold District in northern Peru and adjacent to the border with Ecuador – one of the most important gold-bearing districts in the region since pre-Incan times. Modern exploration on the Ecuadorian side of the border has successfully delineated a number of world-class gold and copper deposits including Kinross Gold’s Fruta del Norte gold deposit with inferred resources of 13.6 million ounces gold at 7.23 g/t gold. The Peruvian portion of the Cordillera, while sharing key geological features and stratigraphy, has remained almost entirely unexplored until now.

Dorato, through a series of option agreements, has the right to wholly acquire an extensive land package of approximately 800 square kilometres – providing the Company a highly strategic position in this emergent gold district. Dorato is well funded and possesses experienced management with a proven track record.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson”

President and CEO

FOR FURTHER INFORMATION PLEASE CONTACT:

Steve Stakiw, Manager- Corporate Communications

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding intentions with respect to the Offering, are forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Dorato's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases; fluctuations in metal prices and currency exchange rates, and other risks and uncertainties disclosed in Dorato's documents filed with applicable securities regulatory authorities from time to time. Dorato's forward looking statements reflect the beliefs, opinions and projections on the date the statements are made. Dorato assumes no obligation to update the forward looking statements of management beliefs, opinions, projections, or other factors should they change.